Exhibit 32
Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Cablevision Systems Corporation ("Cablevision") and CSC Holdings, LLC ("CSC Holdings") hereby certifies, to such officer's knowledge, that Cablevision's and CSC Holdings' Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Cablevision and CSC Holdings.

Date:	May 5, 2016	By:	/s/ James L. Dolan
James L. Dolan
Chief Executive Officer

Date:	May 5, 2016	By:	/s/ Brian G. Sweeney
Brian G. Sweeney
President and Chief Financial Officer